EXHIBIT 10.1

FRAMEWORK AGREEMENT

for Potential Restart of the mPower Development Program

This Framework Agreement is entered into by and among BWXT Modular Reactors, LLC (“BMR”) and BWX Technologies, Inc. (“BWXTI”) (BMR and BWXTI collectively “BWXT”) and BDC NexGen Power LLC (“BNGP”) and Bechtel Power Corporation (“BPC”) (BNGP and BPC collectively “Bechtel”) (BMR and BNGP collectively the “Members”) (all four entities collectively the “parties” and individually a “party”). The effective date of this Framework Agreement is defined in Section 4.c.i. below.

1.	BASIC TENETS

BWXT and Bechtel are entering into this Framework Agreement to implement the following basic tenets:

a.	Bechtel will attempt to secure third-party funding to complete development of the mPower Plant design sufficient to achieve design certification (“DC”) by the U.S. Nuclear Regulatory Commission (“NRC”).

b.	If Bechtel determines that adequate third-party funding may be available, the parties will negotiate new and amended agreements among the parties and funding participants to provide for a restructuring and restart of the mPower Plant development effort, with Bechtel taking over management of the Program from BWXT.

c.	Bechtel will have the right to determine in its sole discretion whether or not the Program should be restarted.

d.	If the Program is restarted, BWXT will contribute $60 million of design services on an in-kind basis.

e.	If after 12 months Bechtel determines that the Program will not be restarted, BWXT will pay Bechtel $30 million to settle all claims, disputes or issues under the Generation mPower LLC (“GmP”) Limited Liability Company Agreement (the “Operating Agreement”) and related ancillary agreements.

2.	SEARCH FOR FUNDING TO COMPLETE DEVELOPMENT

a.	Fundraising Activities and Fundraising Period. Bechtel will undertake such actions as Bechtel in good faith deems in its sole discretion to be appropriate to attempt to secure funding from governmental and private sources to take the mPower Plant development through DC (the “Fundraising Activities). Such Fundraising Activities as Bechtel decides to undertake will be carried out during a period of twelve (12) months following the Effective Date, except as that period may be extended by mutual agreement of BWXTI and BPC (the “Fundraising Period”).

i.	It is contemplated that the Fundraising Activities will include approaches to (i) the U.S. Department of Energy (“DOE”); (ii) a potential private sector development partner; (iii) the Tennessee Valley Authority (“TVA”); (iv) nuclear owner/operators other than TVA; and (v) the U.K. Government.

ii.	For each of the above-listed potential participants in a restarted Program, Bechtel will prepare an engagement plan outlining what Bechtel intends to do. Bechtel will review each engagement plan with BWXT for BWXT input, and will modify the engagement plan as Bechtel deems appropriate based on BWXT’s input.

iii.	Bechtel will include BWXT representatives in Fundraising Activities as Bechtel deems desirable.

iv.	BWXT will provide commercially reasonable technical support to Bechtel’s Fundraising Activities upon request. Each party will bear its own costs of Fundraising Activities and technical support to Fundraising Activities.

v.	Bechtel will keep BWXT informed of the status of Fundraising Activities. Bechtel will invite BWXT representatives to meet on a quarterly basis during the Fundraising Period to review the Fundraising Activities.

b.	Technical Activities. During the Fundraising Period BPC and BWXT mPower, Inc. (“BWXmP”) may carry out, on a coordinated basis, such DC-focused design activities and Program planning activities as they may agree upon and as will assist in attracting funding for a restarted Program.

c.	Operating Agreement During the Fundraising Period. The Members hereby authorize Bechtel to carry out the Fundraising Activities and otherwise further the objectives of this Framework Agreement during the Fundraising Period. The Operating Agreement is hereby amended as follows during the Fundraising Period:

i.	Neither Member shall take any action under the Operating Agreement during the Fundraising Period inconsistent with this Framework Agreement, nor cause or permit GmP to do so.

ii.	The provisions relating to Board decision-making are suspended. Any action to be taken or communication to be made by GmP during the Fundraising Period, by the CEO or any other representative, will be taken or made only after approval by both Members.

iii.	The provisions of Exhibits A and B (relating to Member funding of GmP) are suspended during the Fundraising Period.

3.	RESTART SCENARIO

a.	Amended Agreements for Program Restart. If during the Fundraising Period Bechtel determines in its sole discretion that adequate funding may be available to restart the Program, the parties will negotiate and enter into an amended Operating Agreement and amended related agreements and such additional agreements as may be required to reflect the requirements of the Program and its funding participants going forward. Such agreements will be finalized and executed before the end of the Fundraising Period.

b.	BMR Contribution. Under the amended Operating Agreement, BMR will contribute funding in the form of $60 million for BWXmP services in support of the DC development effort, on an in-kind basis, in an amount not to exceed $12 million per year. Such services as BWXmP may perform at its risk during the Fundraising Period, if previously accepted by BPC in writing in accordance with Section 2.b herein, will be credited against such BMR funding obligation and deducted from the last year of such obligation if the Program is restarted. Not later than thirty (30) days after the Effective Date, BWXTI and BPC will agree on the labor rates at which BWXmP’s services will be credited.

c.	Principles for the Amended Operating Agreement. The parties intend that the amended Operating Agreement and amended related agreements contemplated in subsection a. above will include terms incorporating the principles set forth in Appendix C, subject to negotiations with new funding participants.

d.	Effect of Restart. When the amended Operating Agreement and other agreements contemplated in subsection a. above are executed and become effective the Settlement Amount (defined in Section 4 below) will not be payable, and Bechtel will return to BWXTI the Letter of Credit (defined in Section 4 below).

4.	SETTLEMENT SCENARIO

a.	Bechtel Determination Not to Restart the Program. If Bechtel determines in its sole discretion that the Program should not be restarted, then:

i.	Bechtel will notify BWXTI of such determination, but Bechtel will not be entitled to make such notification before the end of the Fundraising Period;

ii.	Upon Bechtel’s notification to BWXTI of such determination, BPC will be entitled to payment of Thirty Million Dollars ($30,000,000.00) as a settlement amount (the “Settlement Amount”) as provided in this Section;

iii.	The Program will be deemed terminated by mutual Member consent, and the Program reconstitution provisions of Section D.10 of the Operating Agreement will not apply; and

iv.	The Operating Agreement and related agreements will be wound up, and no party or its Affiliates will be restricted by obligations of exclusivity.

b.	Payment of the Settlement Amount. If Bechtel becomes entitled to be paid the Settlement Amount under Section 4.a., BWXTI will pay the Settlement Amount to BPC, without setoff or deduction, within fifteen (15) days of BPC’s demand therefor. Upon BPC’s receipt of such payment, BPC will return to BWXTI the original of the Letter of Credit (defined below).

c.	Letter of Credit. To secure payment of the Settlement Amount, BWXTI will arrange for BNP Paribas or other BWXTI bank acceptable to BPC to issue a standby letter of credit for BPC’s benefit in the amount of Thirty Million Dollars ($30,000,000.00) in the form attached as Appendix A (the “Letter of Credit”).

i.	BWXTI will have the Letter of Credit issued contemporaneously with the execution of this Framework Agreement. This Framework Agreement will become effective only if and when BPC receives the Letter of Credit, and the date of such receipt by BPC will be the “Effective Date” of this Framework Agreement.

ii.	BPC will reimburse BWXTI for fifty percent (50%) of the cost of the Letter of Credit as invoiced by the issuing bank.

iii.	The Letter of Credit will have an initial term expiring not less than thirteen (13) months after the Effective Date.

d.	Draw on the Letter of Credit. In the event the condition entitling Bechtel to be paid the Settlement Amount (Section 4.a. above) has been met, and BWXTI has not paid BPC the Settlement Amount within fifteen (15) days of BPC’s demand therefor (Section 4.b. above), BPC will be entitled to draw on the Letter of Credit in an amount equal to the Settlement Amount.

e.	Extension of the Term of the Letter of Credit. If the parties desire to extend the term of the Fundraising Period, agreement on such an extension will only be effective if BPC has received an extension of the Letter of Credit for a period of time at least equal to the extension period agreed for the Fundraising Period.

f.	Protections Against Wrongful Draw. Bechtel understands and acknowledges the sensitivity to BWXTI of the potential that BPC could draw wrongfully on the Letter of Credit. BPC represents that it is BPC’s solemn intent not to abuse such power. Accordingly BPC undertakes as follows:

i.	BPC will only draw on the Letter of Credit, if at all, in compliance with the provisions of this Section 4.

ii.	BPC will not make a draw on the Letter of Credit unless the internal decision to make such a draw has been personally approved by the President of BPC and concurred in by the Principal Counsel of BPC.

iii.	If BPC decides to draw on the Letter of Credit, BPC will communicate such decision to the CEO or General Counsel of BWXTI not less than five (5) days in advance of such draw.

iv.	The BPC officer executing the draw certificate will be at the rank of at least Senior Vice President.

g.	Consequences of Wrongful Draw. In the event BPC makes a draw on the Letter of Credit in violation of the terms of this Section 4, such draw will be considered a wrongful draw and a material breach by Bechtel of a material obligation under this Framework Agreement. In such case BWXTI will be entitled to all remedies available at law. If in such event BWXTI pursues judicial remedies and prevails against BPC in judicial proceedings, then in addition to the damages available at law, BPC will be liable to BWXTI for (i) interest on such amount from the date of draw to the date paid to BWXTI, calculated on a daily basis at the rate of 18%/annum (or the maximum amount otherwise allowed by law), and (ii) BWXTI’s reasonable legal costs and expenses incurred in connection with such proceedings.

5.	MISCELLANEOUS

a.	Defined Terms. Capitalized terms used in this Framework Agreement and not expressly defined herein have the meanings set forth in the Operating Agreement.

b.	Relationship to the Operating Agreement. If any provision of this Framework Agreement conflicts with any provision of the Operating Agreement or any related ancillary agreement, the provision of this Framework Agreement will take precedence as if it constituted an amendment to the Operating Agreement or such related ancillary agreement.

c.	Confidentiality. Exchange of Confidential Information under and in connection with this Framework Agreement will be governed by the provisions of Exhibit F (Confidential Information) of the Operating Agreement.

d.	Publicity. Section 13.9 (Publicity) of the Operating Agreement will apply to the parties with respect to this Framework Agreement and actions taken and communications made under it; provided, however, the preceding shall not prohibit BWXTI from making such announcement, statement or other disclosure as may be required by SEC or stock exchange rules.

e.	Governing Law and Dispute Resolution. Section 17.3 (Governing Law) and Exhibit E (Dispute Resolution) of the Operating Agreement will apply to this Framework Agreement and any disputes that may arise under or in connection with it; provided that the provisions of Sections E.2 (Management Negotiation) and E.3 (Mediation) shall not apply to a dispute over BPC’s right to draw on the Letter of Credit as provided in Section 4 above.

f.	Limitation of Liability. Notwithstanding any other provision of this Framework Agreement, no party or any of its Affiliates will be liable to the Company or to any other party or any of its Affiliates for any consequential, incidental, punitive, exemplary, or indirect damages claimed or incurred under or in connection with this Framework Agreement, including but not limited to lost profits, loss of revenue, loss of use, loss of goodwill, loss of opportunity, loss of or adverse effect on or liability under a third-party contract, loss of data, cost of capital, costs of business interruption, governmental penalties or sanctions, claims of customers, or other similar economic losses or damages, and each party hereby releases the other parties and their respective Affiliates from any and all such liability. The preceding sentence applies without regard to the cause or basis of any claim, and whether a claim is asserted in contract, tort, negligence, misrepresentation (including negligent misrepresentation), strict liability, statutory liability, indemnity, or pursuant to any other theory of liability, even in the event of the fault, negligence (in whole or in part), or strict liability of, or breach of contract by, a Person whose liability is limited by this Section 5.f.

g.	Implementation. This Framework Agreement may be supplemented or implemented as BWXTI and BPC may agree in writing.

h.	Release and Waiver of Claims/Disputes. On the Effective Date of this Framework Agreement the reciprocal Releases and Waivers among the parties with respect to all disputed issues and claims arising under the Operating Agreement and related ancillary agreements up to the date the Bechtel parties signed the Framework Agreement, set forth in Appendix B, will become effective.

i.	Exclusive Remedy. Bechtel’s receipt of the Settlement Amount will be BWXT’s sole liability and Bechtel’s exclusive remedy against BWXT with respect to all issues and claims arising under the Operating Agreement and related ancillary agreements and for any breach, non-performance or non-fulfillment by BWXT of the terms of this Framework Agreement.

In witness whereof the parties hereby execute this Framework Agreement, effective as of the Effective Date as defined in Section 4.c.i. above.

BWXT MODULAR REACTORS, LLC		BDC NEXGEN POWER LLC

By:	/s/ William A. Foxx, III	By:	/s/ Kevin A. Carter
Name:	William A. Fox, III	Name:	Kevin A. Carter
Title:	President	Title:	Vice President
Date:	March 2, 2016	Date:	March 2, 2016

BWX TECHNOLOGIES, INC.		BECHTEL POWER CORPORATION

By:	/s/ Peyton S. Baker	By:	/s/ Tyrone P. Troutman, Jr.
Name:	Peyton S. Baker	Name:	Tyrone P. Troutman, Jr.
Title:	President & Chief Executive Officer	Title:	President
Date:	March 2, 2016	Date:	March 2, 2016

APPENDIX A

FORM OF LETTER OF CREDIT

[Bank Letterhead]

Irrevocable Standby Letter of Credit No.

Bechtel Power Corporation

12011 Sunset Hills Road, Suite 110

Reston, Virginia 20190

By order of the Applicant, BWX Technologies, Inc., we hereby open our irrevocable Standby Letter of Credit No.                  (the “Letter of Credit”) in your favor for a maximum aggregate amount not to exceed Thirty Million U.S. Dollars (US$30,000,000.00) relative to that certain Framework Agreement for Potential Restart of the mPower Development Program among you and the Applicant (the “Agreement”).

Funds under this Letter of Credit are available to you at our counters at [Issuing Bank to insert its office location] against your sight draft(s) drawn on us, mentioning thereon our Letter of Credit No.                 . Each such draft must be accompanied by this original Letter of Credit and all amendments thereto and a certificate signed by a purported authorized officer in the form attached hereto as Attachment A.

All fees associated with this Letter of Credit are payable by the Applicant.

This Letter of Credit shall expire upon our receipt of your signed notice to cancel the instrument or [date not later than 13 months following the Agreement Effective Date], whichever shall first occur.

Any references to the Agreement are for informational purposes only and the terms and conditions of same are not incorporated nor made part of this Letter of Credit.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600, and to the extent not inconsistent therewith, in accordance with the laws of New York.

Address all drafts, documentation and correspondence regarding this Letter of Credit to the attention of [Issuing Bank to insert its appropriate department] at the above-mentioned address, mentioning specifically our Credit No.                 .

ALL DOCUMENTS MUST BE PRESENTED TO OUR OFFICE LOCATED AT BNP PARIBAS, C/O BNP PARIBAS RCC, INC., NEWPORT TOWER, 525 WASHINGTON BOULEVARD, SUITE 188, JERSEY CITY, NJ 07310, ATTN: TRADE FINANCE.

Certain administrative services for BNP Paribas may be provided by BNP Paribas RCC, Inc., BNP Paribas, through its Canada Branch, or any direct or indirect majority owned subsidiary of BNP Paribas.

BNP PARIBAS

BY: BNP PARIBAS RCC, INC., AS AUTHORIZED AGENT

BY:	BY:
AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

(Appendix A, cont.)

Attachment A to Irrevocable Standby Letter of Credit #

Form of Draw Certificate

Reference is made to Irrevocable Standby Letter of Credit #                         (the “Letter of Credit”) issued to Bechtel Power Corporation (“Beneficiary”) by [name of issuing Bank] (the “Issuer”). Capitalized terms used herein and not defined herein have the respective meanings set forth in the Letter of Credit.

The undersigned hereby certifies to the Issuer as follows:

(1)	The undersigned is the [title] of Beneficiary and is duly authorized by Beneficiary to execute and deliver this Certificate on behalf of Beneficiary.

(2)	Beneficiary submits this Certificate to the Issuer in connection with a drawing by Beneficiary under the Letter of Credit in the amount of [amount of draw in words] U.S. Dollars ($[amount of draw in numbers]) (the “Draw Amount”), which is not in excess of the Available Amount under the Letter of Credit.

(3)	Beneficiary is entitled to draw the Draw Amount because the Draw Amount equals the amount currently due and owing to Beneficiary by BWX Technologies, Inc. (“Applicant”) under the terms of that certain Framework Agreement dated as of [effective date of Framework Agreement] (the “Agreement”).

(4)	Beneficiary has met all the conditions in the Agreement, including all notice and internal approval requirements, on (a) Beneficiary’s entitlement to receive payment of the Draw Amount from Applicant, and (b) Beneficiary’s right to draw the Draw Amount under the Letter of Credit.

(5)	Beneficiary has made demand for payment on Applicant for the Draw Amount in accordance with the terms of the Agreement, and Applicant has not paid such amount to Beneficiary in accordance with the terms of the Agreement as of the date hereof.

By:
Name:	[printed name of person signing]
Title:	[title of person signing]
Bechtel Power Corporation
Date:	[date signed]

APPENDIX B

RECIPROCAL RELEASES AND WAIVERS

1.	Reference is made to the Framework Agreement for Potential Restart of the mPower Development Program among BWXT Modular Reactors, LLC (“BMR”), BWX Technologies, Inc. (“BWXTI”), BDC NexGen Power LLC (“BNGP”), and Bechtel Power Corporation (“BPC”) (the “Framework Agreement”). The releases and waivers set forth in this Appendix B to the Framework Agreement will become effective immediately upon the Effective Date of the Framework Agreement.

2.	Reference is also made to the following agreements:

a.	Limited Liability Company Agreement of Generation mPower LLC (“GmP”) dated as of February 28, 2011, as amended, between BMR and BNGP (the “GmP Operating Agreement”).

b.	Cooperation Agreement dated as of February 28, 2011 among BPC, Bechtel Development Company, Inc., and Babcock & Wilcox Nuclear Energy, Inc. (the “Cooperation Agreement”).

c.	The other agreements listed in Section E. of the Cooperation Agreement (such agreements together with the Cooperation Agreement itself the “related ancillary agreements”).

Capitalized terms used in this Appendix B and not expressly defined herein have the meanings set forth in the Framework Agreement or the GmP Operating Agreement.

3.	Correspondence during 2015 between BMR and BNGP established three issues of dispute under the GmP Operating Agreement relating to the interpretation of Sections D.1, D.2, D.3, and D.4 of the GmP Operating Agreement (the “Disputes”).

4.	BNGP hereby waives any rights it may have arising prior to the date the Bechtel parties signed the Framework Agreement (a) to terminate the mPower development and deployment Program under the terms of Sections D.1 or D.2 of the GmP Operating Agreement or (b) to withdraw as a Member of GmP under the terms of Sections D.3 or D.4 of the GmP Operating Agreement. This waiver includes but is not limited to the rights asserted by BNGP as part of the Disputes.

5.

BNGP and BPC (the “Bechtel Parties”) irrevocably release, acquit, and forever discharge BMR, BWXTI, their Affiliates, and GmP, and their respective shareholders, members, directors, officers, employees, agents, and representatives (the “BWXT Released Persons”) from any and all claims or liability of any kind and nature, at law or in equity, known and unknown, that the Bechtel Parties ever had, now have, or may have in the future against any of the BWXT Released Persons arising under or in any way related to the GmP Operating Agreement or related ancillary agreements based on acts or omissions occurring prior to the date the Bechtel Parties signed the Framework Agreement; provided, however, that nothing in this general release shall operate to release any of the BWXT Released Persons from its obligations under (a) the Framework Agreement, or (b) the Professional Services Contract between GmP and BPC for the TVA Clinch River Early Site Permit Application Project, or (c) Section 12 (Indemnification) of the Cooperation Agreement.

6.	BMR hereby waives any rights it may have arising prior to the date the BWXT parties signed the Framework Agreement (a) to terminate the mPower development and deployment Program under the terms of Sections D.1 or D.2 of the GmP Operating Agreement or (b) to cause BNGP’s withdrawal as a Member of GmP under the terms of Section D.5 of the GmP Operating Agreement. This waiver includes but is not limited to the rights asserted by BMR as part of the Disputes.

7.	BMR, BWXTI, and BWXTI on behalf of BWXT Nuclear Energy, Inc. and BWXT mPower, Inc. (the “BWXT Parties”) irrevocably release, acquit, and forever discharge BNGP, BPC, and their Affiliates, and their respective shareholders, members, directors, officers, employees, agents, and representatives (the “Bechtel Released Persons”) from any and all claims or liability of any kind and nature, at law or in equity, known and unknown, that the BWXT Parties ever had, now have, or may have in the future against any of the Bechtel Released Persons arising under or in any way related to the GmP Operating Agreement or related ancillary agreements based on acts or omissions occurring prior to the date the BWXT Parties signed the Framework Agreement; provided, however, that nothing in this general release shall operate to release any of the Bechtel Released Persons from its obligations under (a) the Framework Agreement, or (b) the Professional Services Contract between GmP and BPC for the TVA Clinch River Early Site Permit Application Project, or (c) Section 12 (Indemnification) of the Cooperation Agreement.